EX-99.1

Roadzen Reports Fiscal Second Quarter and First Half FY2025 Financial Results

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Revenue Growth: Achieved second-quarter FY25 revenue of $11.9 million, a 33% increase from the first quarter’s revenue of $8.9 million.
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Improved Path to Profitability: Reported a net loss of $21.8 million, primarily impacted by non-cash, non-recurring, and extraordinary items, resulting in an Adjusted EBITDA1 loss of $2.1 million, an improvement from the previous quarter's Adjusted EBITDA loss of $2.8 million, reflecting a 25% sequential reduction powered by adoption of AI in reducing operating costs internally.
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Client Expansion: Added 5 new enterprise clients and over 150 agents and fleets, expanding our services to 108 enterprise clients across insurance and automotive sectors, and 3,550 agents and fleet customers globally.
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Balance Sheet Restructuring: Continued balance sheet reduction, negotiating a $3.6 million decrease in accounts payable related to the public listing.
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Shareholder Support: Shareholders holding approximately 56 million out of a total of approximately 68.4 million outstanding shares agreed to extend their lockup period until September 2025 underscoring strong support for the Company’s long-term strategy.
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MixtapeAI Launch: Next-generation platform that empowers AI agents using foundational models to transform customer support and operations in Insurance, Mobility, and Financial Services.

NEW YORK, November 13, 2024 (GLOBE NEWSWIRE) – Roadzen Inc. (Nasdaq: RDZN) ("Roadzen" or the "Company”), a global leader in AI at the convergence of insurance and mobility, today announced its second quarter and six-month financial results for the period ended September 30, 2024.

Rohan Malhotra, Founder and CEO of Roadzen, stated, "This quarter marked substantial progress in revenue acceleration, product development, and cost reduction. With 33% sequential revenue growth and a 25% improvement in Adjusted EBITDA loss from the prior quarter, we are advancing our long-term strategy. We expect revenue momentum to continue in the second half of FY25 as we aim to resume U.K. sales and pursue growth in the U.S. and India."

Malhotra continued, “The verticalization of AI for legacy industries like insurance presents a generational opportunity, and our pioneering work at the convergence of AI, insurance and mobility delivers a better auto insurance experience to clients across the world. Our technology enables precise risk assessments, personalized pricing, real-time claims management, and accident prevention. The launch of MixtapeAI is one of our most significant product unveilings in recent years, and we are leveraging it to drive internal improvements, reduce operating costs, and transform customer interactions. Our shareholders have shown immense confidence in our vision to build one of the leading AI companies in the public markets, and we are committed to repaying that confidence through our execution.”

Roadzen’s Chief Financial Officer, Jean-Noël Gallardo, added, “Our efforts on improving the Company’s balance sheet yielded significant progress during the second quarter. Total accounts payable and accrued expenses were reduced by $4.0 million, an 11% decrease over the first quarter. We also continued to increase global operational efficiencies powered by our own AI models, enabling us to reduce headcount, consuming fewer resources while achieving results. Going forward, we expect to reap additional benefits from the continued optimization of our operations, which will be reflected in the second half of the year.”

1 Adjusted EBITDA is a non-GAAP financial metric. See “Non-GAAP Financial Measures” at the end of this press release for more information, including a reconciliation to the nearest GAAP financial measure.

Second Quarter and First Half Financial Highlights:

Revenue and Key Performance Indicators

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Revenue for the second quarter totaled $11.9 million, an increase of 33% over the first quarter as the Company achieved organic growth across U.S. and India. Year-over-year, revenue for the quarter decreased by $3.6 million, or 23%, over the prior year quarter. Revenue for the six months ended September 30, 2024, was $20.8 million, a decrease of $0.3 million, or 1.3%, when compared to the same period last year. The revenue decrease for both periods was primarily due to the temporary countrywide suspension of GAP insurance sales by the U.K. Financial Conduct Authority for all insurance carriers. The Company is currently making plans to resume GAP product sales by the fourth quarter of this fiscal year.
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As of September 30, 2024, Roadzen had 34 insurance customer agreements (including carriers, self-insureds and other entities processing insurance claims), 74 automotive customer agreements, and approximately 3,550 agents and fleet customer agreements.
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Roadzen sold 70,618 policies during the second quarter generating $10.1 million of Gross Written Premium (“GWP”), compared to 78,009 policies in the prior fiscal year second quarter, producing $20.6 million of GWP, with the difference entirely coming from the U.K. market. In addition, 607,577 claims, roadside assistance and vehicle inspections were conducted during the three months ending September 30, 2024, compared to 406,897 for the same period in the prior year.

Expenses and Net Results

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Operating expenses for the second quarter, excluding Cost of Services and Depreciation and Amortization, totaled approximately $30.0 million, an increase of $13.8 million compared to the prior year quarter due primarily to $20.7 million of non-cash equity compensation expense related to RSUs granted to employees a year ago, partially offset by a decrease in Sales & Marketing expenses in the U.K. while GAP product sales were temporarily halted.
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Operating expenses for the six-month period, excluding Cost of services and Depreciation and Amortization increased $40.5 million over the prior year six-month period to $63.4 million, reflecting $42.1 million in non-cash RSU employee compensation expense. The 9.9 million RSUs granted in September 2023 have been fully accounted for and will have no further impact on the Company’s quarterly results; we will continue to incur expenses for newly issued RSUs.
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The Company reported Other Income of $1.5 million for the quarter, compared to Other Expense of $23.6 million the same quarter last year. The Company reported Other Expenses of $16.4 million and $23.7 million for the six-month periods ending September 30, 2024 and 2023, respectively. The $7.3 million decrease reflects lower non-cash fair market valuation adjustment in the current year period of $5.3 million partially offset by an increase of $613,000 in interest expense, primarily due to an increase in borrowings from banks.
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In total, the net loss for the second quarter of $21.8 million or $(0.32) per share, includes $19.7 million of non-cash, non-recurring and other extraordinary items that, when excluded, result in an Adjusted EBITDA loss of $2.1 million or $(0.03) per share. This compares to an Adjusted EBITDA loss of $3.6 million or $(0.16) per share in the second quarter of the prior year and $2.9 million or $(0.04) per share in the first quarter.
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The Company’s average monthly cash used in operating activities during the second quarter totaled approximately $1.9 million, an $82,000 decrease from the first quarter and a $3.2 million decrease over the same quarter last year, during which Roadzen had only just established operations in the U.S. and U.K.

Balance Sheet

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Cash and equivalents at September 30, 2024 totaled $6.0 million, a decrease of $1.8 million as compared to the June 30, 2024 balance of $7.8 million.
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Assets totaled $29.1 million at September 30, 2024, compared to $34.1 million as of June 30, 2024, a decrease of approximately 14.7% predominately due to a reduction in cash and a $2.5 million reduction in the prepayment balance resulting from a fair value adjustment of a forward purchase agreement.
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Total liabilities were $63.4 million at September 30, 2024, a decrease of $3.7 million from June 30, 2024 and $5.2 million less than March 31, 2024, predominately reflecting a $4.3 million reduction in payables and accrued expenses during the quarter. The Company’s current liabilities totaled $61.0 million at September 30, 2024, which includes approximately $15.7 million in Accrued Expenses assumed by Roadzen in connection with the September 2023 Business Combination, and $13.2 million in liabilities to Mizuho Securities USA LLC (“Mizuho”) that includes short-term borrowings of $11.5 million and a $1.7 million fair valuation of warrants granted as part of the Mizuho debt agreement.
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Long-Term debt totaled approximately $1.3 million at September 30, 2024, roughly in line with both year end and first quarter figures.

Second Quarter Financial Developments

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The Company announced in a press release that it is focused on strengthening and right sizing the balance sheet while addressing the accrued expenses and stock considerations it inherited through its September 2023 business combination with Vahanna Tech Edge Acquisition I Corp. As previously announced, during the second quarter, Roadzen entered into definitive agreements with certain related parties including Avacara Pte Ltd, and Pi Capital International Inc. and its affiliate Marco Polo Securities, Inc., entities controlled by the CEO and the Chairman of Roadzen, respectively, to swap $3.5 million in debt for equity at $2.80 per share; Mizuho agreed to extend its $7.5 million senior secured 15% note and provided an additional $4.0 million in cash under the same terms, bringing the total principal to $11.5 million; and at the end of the second quarter, shareholders holding approximately 56 million shares of the Company agreed - with no additional considerations - to extend their lock-up agreements for another twelve months to September 20, 2025.

Second Quarter FY2025 Operational Highlights

New Product Launch – Subsequent Development

October 30, 2024, Roadzen’s AI Lab unveiled MixtapeAI, a platform designed to power AI agents and transform customer interactions in the insurance and mobility sectors. With MixtapeAI, insurers, brokers, agents, carmakers, and fleets can deliver natural, intelligent, personalized, quick, and secure customer responses, while automating complex workflows across multiple touchpoints.

Roadzen intends to initially deploy MixtapeAI internally by levering the technology to make internal administration functions more efficient and cost-effective. Roadzen has received strong, positive feedback on early demonstrations with select longstanding Roadzen customers.

For more information about Roadzen Inc., please visit https://roadzen.ai.

About Roadzen Inc.

Roadzen Inc. (Nasdaq: RDZN) is a global technology company transforming auto insurance using advanced artificial intelligence (AI). Thousands of clients, from the world’s leading insurers, carmakers, and fleets to dealerships and auto insurance agents, use Roadzen’s technology to build new products, sell insurance, process claims, and improve road safety. Roadzen’s pioneering work in telematics, generative AI, and computer vision has earned recognition as a top AI innovator by publications such as Forbes, Fortune, and Financial Express.

Roadzen’s mission is to continue advancing AI research at the intersection of mobility and insurance, ushering in a world where accidents are prevented, premiums are fair, and claims are processed within minutes, not weeks. Headquartered in Burlingame, California, the Company has 360 employees across its global offices in the U.S., India, U.K. and France. To learn more, please visit www.roadzen.ai.

Cautionary Statement Regarding Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” and “continue,” or the negative of such terms or other similar expressions. Such statements include, but are not limited to, statements regarding our expected revenue growth, strategy, demand for our products, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management, as well as all other statements other than statements of historical fact included in this press release. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in “Risk Factors” in our Securities and Exchange Commission (“SEC”) filings, including the annual report on Form 10-K we filed with the SEC on July 1, 2024. We urge you to consider these factors, risks and uncertainties carefully in evaluating the forward-looking statements contained in this press release. All subsequent written or oral forward-looking statements attributable to our company or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this press release are made only as of the date of this release. Except as expressly required by applicable securities law, we disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

For more information, please contact:

Investor Contacts: IR@roadzen.ai

Media Contacts:

Roadzen: Sanya Soni sanya@roadzen.ai or media@roadzen.ai

Gutenberg: roadzen@thegutenberg.com

*** Financial Statements Follow ***

Roadzen Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in $, except per share data and share count)

Particulars	As of September 30,	As of March 31,
	2024	2024
Assets
Current assets:
Cash and cash equivalents	5,992,238	11,186,095
Accounts receivable, net	3,224,037	3,652,380
Inventories	91,503	70,667
Prepayments and other current assets	13,434,854	34,426,335
Investments	270,743	507,094
Total current assets	23,013,375	49,842,571
Non current assets
Restricted cash	17,429	378,993
Non marketable securities	1,514,796	1,514,796
Property and equipment, net	348,746	454,589
Goodwill	2,095,697	2,061,553
Operating lease right-of-use assets	946,798	822,327
Intangible assets, net	1,102,846	2,989,604
Other long-term assets	97,880	71,913
Total assets	29,137,567	58,136,346

Liabilities and stockholders' deficit
Current liabilities
Current portion of long-term borrowings	2,221,055	2,228,471
Short-term borrowings	20,183,417	15,754,829
Accounts payable and accrued expenses	34,134,516	38,492,487
Derivative warrant liabilities	1,704,695	5,585,955
Short-term operating lease liabilities	397,957	358,802
Other current liabilities	2,368,722	3,231,962
Total current liabilities	61,010,362	65,652,506
Long-term borrowings	1,331,088	1,472,933
Long-term operating lease liabilities	379,697	268,856
Other long-term liabilities	699,949	1,241,917
Total liabilities	63,421,096	68,636,212

Commitments and contingencies (refer note 23)

Shareholders' deficit
Ordinary Shares and additional paid in capital, $0.0001 par value per share, 220,000,000 shares authorized as of September 30 2024 and March 31, 2024; 68,440,829 shares outstanding as of September 30, 2024 and March 31, 2024	84,974,378	84,974,378
Accumulated deficit	(221,225,483)	(151,008,419)
Accumulated other comprehensive income/(loss)	(1,075,917)	(600,501)
Other components of equity	103,537,962	56,560,706
Total shareholders’ deficit	(33,789,060)	(10,073,836)
Non-controlling interest	(494,468)	(426,030)
Total deficit	(34,283,528)	(10,499,866)
Total liabilities and Shareholders’ deficit, Non-controlling interest	29,137,567	58,136,346

Roadzen Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in $, except per share data and share count)

	For the three months ended September 30,		For the six months ended September 30,
Particulars	2024	2023	2024	2023
Revenue	11,874,098	15,470,581	20,805,615	21,081,491
Costs and expenses:
Cost of services	5,217,621	6,358,677	10,645,061	8,848,771
Research and development	1,496,600	602,105	3,286,142	1,175,405
Sales and marketing	8,076,959	10,059,347	13,879,257	13,526,403
General and administrative	20,430,960	5,577,477	46,257,148	8,179,460
Depreciation and amortization	193,372	413,315	673,721	780,853
Total costs and expenses	35,415,512	23,010,921	74,741,329	32,510,892
Loss from operations	(23,541,414)	(7,540,340)	(53,935,714)	(11,429,401)
Interest income/(expense)	(626,834)	(617,470)	(1,448,520)	(835,424)
Fair value gains/(losses) in financial instruments carried at fair value	(1,096,949)	(23,590,000)	(18,249,009)	(23,590,000)
Other income/(expense) net	3,252,528	637,492	3,274,880	699,922
Total other income/(expense)	1,528,745	(23,569,978)	(16,422,649)	(23,725,502)
(Loss)/Income before income tax expense	(22,012,669)	(31,110,318)	(70,358,363)	(35,154,903)
Less: income tax (benefit)/expense	(181,264)	10,939	(74,614)	33,350
Net (loss)/income before non-controlling interest	(21,831,405)	(31,121,257)	(70,283,749)	(35,188,253)
Net loss attributable to non-controlling interest, net of tax	(21,366)	(39,457)	(66,685)	(67,209)
Net (loss)/income attributable to Roadzen Inc.	(21,810,039)	(31,081,800)	(70,217,064)	(35,121,044)
Net (loss)/income attributable to Roadzen Inc. ordinary shareholders	(21,810,039)	(31,081,800)	(70,217,064)	(35,121,044)
Basic and diluted	(0.32)	(1.40)	(1.03)	(1.81)
Weighted-average number of shares outstanding used to compute net loss per share attributable to Roadzen Inc. ordinary shareholders	68,440,829	22,272,967	68,440,829	19,387,476

Roadzen Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in $)

	For the period ended
Particulars	September 30, 2024	September 30, 2023

Cash flows from operating activities
Net loss including non controlling interest	(70,283,749)	(35,188,253)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	673,721	780,853
Stock based compensation	46,977,256	3,526,209
Deferred income taxes	(223,516)	79,094
Unrealised foreign exchange loss/(profit)	101,374	(28,884)
Fair value losses in financial instruments carried at fair value	18,249,009	23,590,000
Expected credit loss (net of reversal)	(112,451)	171,946
Balances written off/(back)	(3,200,441)	(1,609)
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Inventories	(20,836)	(73,732)
Income taxes, net	-	19,297
Accounts receivables, net	380,405	4,352,472
Prepayments and other assets	2,018,036	(30,343,651)
Accounts payable and accrued expenses and other current liabilities	(1,554,615)	19,106,908
Other liabilities	(4,255,358)	(1,118,459)
Net cash used in operating activities	(11,251,165)	(15,127,809)

Cash flows from investing activities
Purchase of property and equipment, intangible assets and goodwill	39,443	(136,220)
Acquisition of businesses	-	(5,748,000)
Proceeds from sale of mutual fund	193,606	-
Proceeds from forward purchase agreement	1,000,000	-
Net cash used in investing activities	1,233,049	(5,884,220)

Cash flows from financing activities
Proceeds from business combination	-	32,770
Proceeds from issue of preferred stock	-	6,079,409
Proceeds from long-term borrowings	-	2,805,418
Repayments of long-term borrowings	-	(569,207)
Net proceeds/(payments) from short-term borrowings	4,460,327	9,218,689
Repayments from short-term borrowings	-	-
Net cash generated from financing activities	4,460,327	17,567,079
Effect of exchange rate changes on cash and cash equivalents	2,368	56,372
Net (decrease)/increase in cash and cash equivalents (including restricted cash)	(5,555,421)	(3,388,578)
Cash acquired in business combination	-	11,252,547
Cash and cash equivalents at the beginning of the period (including restricted cash)	11,565,088	1,131,830
Cash and cash equivalents at the end of the period (including restricted cash)	6,009,667	8,995,799

Reconciliation of cash and cash equivalents
Cash and cash equivalents	5,992,238	8,109,694
Restricted cash	17,429	886,105
Total cash and cash equivalents	6,009,667	8,995,799

Supplemental disclosure of cash flow information
Cash paid for interest, net of amounts capitalized	885,011	378,064
Cash paid for income taxes, net of refunds	-	83,680
Non-cash investing and financing activities
Consideration payable in connection with acquisitions	488,000	1,854,732
Interest accrued on borrowings	317,597	157,649

Non-GAAP Financial Measures

This press release includes Adjusted Earnings Before Interest, Tax, Depreciation and Amortization (Adjusted EBITDA), is a non-GAAP financial measure which excludes the impact of finance costs, taxes, depreciation and amortization and certain other items from reported net profit or loss. We believe that Adjusted EBITDA aids investors by providing an operating profit/loss without the impact of non- cash depreciation and amortization and certain other items to help clarify sustainability and trends affecting the business. For comparability of reporting, management considers non-GAAP measures in conjunction with U.S. GAAP financial results in evaluating business performance. Adjusted EBITDA should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with U.S. GAAP. In addition, Adjusted EBITDA does not purport to represent cash flow provided by, or used for, operating activities in accordance with GAAP and should not be used as a measure of liquidity.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as substitutes for financial information presented under GAAP. There are a number of limitations related to the use of non-GAAP financial measures versus comparable financial measures determined under GAAP. For example, other companies in our industry may calculate these non-GAAP financial measures differently or may use other measures to evaluate their performance. These limitations could reduce the usefulness of these non- GAAP financial measures as analytical tools. Investors are encouraged to review the related GAAP financial measures and the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures and to not rely on any single financial measure to evaluate our business.

The following table reconciles our net loss reported in accordance with U.S. GAAP to Adjusted EBITDA:

	For the three months ended September 30,
Particulars	2024	2023
Net loss	(21,831,405)	(31,121,257)
Adjusted for:
Other (income)/expense net	(3,252,528)	(637,492)
Interest (income)/expense	626,834	617,470
Fair value changes in financial instruments carried at fair value(1)	1,096,949	23,590,000
Tax (benefit)/expense	(181,264)	10,939
Depreciation and amortization	193,372	413,315
Stock based compensation expense	20,746,267	3,526,209
Non-cash expenses	351,130	-
Non-recurring expenses	105,725	-
Adjusted EBITDA	(2,144,920)	(3,600,816)

	For the six months ended September 30,
Particulars	2024	2023
Net loss	(70,283,749)	(35,188,253)
Adjusted for:
Other (income)/expense net	(3,274,880)	(699,922)
Interest (income)/expense	1,448,520	835,424
Fair value changes in financial instruments carried at fair value(1)	18,249,009	23,590,000
Tax (benefit)/expense	(74,614)	33,350
Depreciation and amortization	673,721	780,853
Stock based compensation expense	46,977,256	3,526,209
Non-cash expenses	636,190	-
Non-recurring expenses	630,483	1,819,746
Adjusted EBITDA	(5,018,064)	(5,302,593)

(1) Fair value changes in financial instruments are considered to be financing costs as they relate to convertible notes and the Forward Purchase Agreement. These changes are non-cash as these changes in fair value are affected by the volatility of the Company’s share price.